Exhibit 1

GMO TRUST

CERTIFICATE OF CLERK

I, Douglas Y. Charton, hereby certify that I am the duly elected and acting Clerk of GMO Trust, a Massachusetts business trust (the “Trust”), and do hereby further certify as follows:

1.       Attached hereto as Exhibit A are true and correct copies of resolutions from the meeting of the Board of Trustees of the Trust (the “Board”) held November 29, 2018 (the “Meeting”). The resolutions were duly adopted by the Board at the Meeting. Such resolutions have not been modified or rescinded since their adoption and are in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of May, 2020.

By:	/s/ Douglas Y. Charton
Name: Douglas Y. Charton
Title: Clerk

Exhibit A

Resolutions of the Board – November 29, 2018

Power of Attorney Authorizations

VOTED:	That each of Megan Bunting, Douglas Y. Charton and Kevin M. O’Brien is authorized to sign for Sheppard N. Burnett, in his name and in the capacity of Chief Executive Officer and Principal Executive Officer, on behalf of the Trust, the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “SEC”) and any and all amendments thereto, pursuant to a power of attorney executed by Mr. Burnett.

VOTED:	That each of Megan Bunting, Douglas Y. Charton and Kevin M. O’Brien is authorized to sign for Betty Maganzini, in her name and in the capacity of Treasurer, Chief Financial Officer, Chief Accounting Officer and Principal Financial and Accounting Officer, on behalf of the Trust, the Trust’s Registration Statement on Form N-1A filed with the SEC and any and all amendments thereto, pursuant to a power of attorney executed by Ms. Maganzini.